Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS $0.51 EPS FOR THIRD QUARTER INCLUDING A RECORD
$0.71 EPS LIFO EXPENSE; OPERATIONAL RESULTS EXCEEDED EXPECTATIONS LEADING TO
STRONG FOURTH QUARTER OUTLOOK
     Irving, TX — June 18, 2008 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $59.5 million or $0.51 per diluted share on net sales of $2.9 billion for the quarter ended May 31, 2008. This compares with net earnings of $99.4 million or $0.82 per diluted share on net sales of $2.2 billion for the third quarter last year, our record third quarter. This year’s third quarter included after-tax LIFO expense of a record $83 million or $0.71 per diluted share. This compares with expense of $20.1 million or $0.16 per diluted share in last year’s third quarter. At quarter end our LIFO reserve totaled $422 million. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which in periods of rising prices results in an expense that eliminates inflationary profits from net income. Changes in LIFO are not writedowns, writeoffs or market adjustments. They are changes in cost components based on an assumption of inventory flows.
     Management had projected a range of $0.70 to $0.80 per diluted share, including a LIFO expense of $0.11 per diluted share. Actual earnings per diluted share were $0.51 with an unforeseen LIFO expense of $0.71 per diluted share. Operationally the Company exceeded its projection by a range of $0.31 to $0.41 per share.
     Net earnings for the nine months ended May 31, 2008 were $168.4 million or $1.43 per diluted share on net sales of $7.3 billion. For the same period last year, net earnings were $250.7 million or $2.06 per diluted share on net sales of $6.0 billion. For the nine months ended May 31, 2008, after-tax LIFO expense was $118 million or $1.00 per diluted share compared with an expense of $39.0 million or $0.32 per diluted share last year.
     Selling, general and administrative expenses in the third quarter included $18.2 million of pre-tax costs associated with the investment in the global deployment of SAP software. For the nine months ended May 31, 2008, the amount was $43.2 million. Other costs of $8.7 million were capitalized during the quarter. We have expensed $78 million and capitalized $68 million for the project to date.
     We did not repurchase any shares during the quarter. For the nine months we have purchased 5,412,238 shares at an average price of $28.00 per share.
     We believe that the current favorable environment will continue. As discussed in more detail later in this release, we anticipate fourth quarter LIFO diluted net earnings per share between $0.90 to $1.00 (assuming pre-tax LIFO expense of zero) compared to last year’s quarter of $0.86 (including LIFO income of $0.05 per diluted share). Scrap prices appear to be stabilizing, though finished goods prices may yet increase. Though not anticipated, should there be an overall price reduction in the inventory, with a stable product mix LIFO accounting will result in LIFO income.
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(CMC Third Quarter Fiscal 2008 — Page 2)
General Conditions
     CMC President and Chief Executive Officer Murray R. McClean said, “Global markets maintained strength. The quarter was marked by unprecedented upward volatility in ferrous scrap and steel finished goods pricing. Following the upward movement in scrap prices, rebar and merchant pricing increased $212 a short ton during the quarter. Though management had anticipated significant upward movement in pricing, the extreme increases were unforeseen and led to an enormous LIFO charge. The record LIFO expense of $0.71 cents per diluted share was twice the previous quarterly record which had been incurred only last quarter. The LIFO charges reflect the rapid pricing changes and affected all our Americas segments, but they mask the underlying strong markets. Our Americas Recycling segment rode the ferrous scrap price increases to record quarterly results. The Americas Mills segment had increases in tons melted, rolled, and shipped, including some export sales. Our Americas Fabrication and Distribution operations were hit with the double barrel of LIFO charges and margin compression on the rapidly escalating steel prices; however, our steel import distribution results were encouraging. The International Mills segment remained a tale of two cities — strong in Zawiercie, Poland and the expected turnaround cost in Sisak, Croatia. Our International Fabrication and Distribution segment was opportunistic in this volatile environment and showed record results.”
Americas Recycling
     McClean said, “Adjusted operating profit of $50.4 million was an all-time record for any quarter in the segment’s history, strong enough to overcome a pre-tax LIFO expense of $15.2 million in the third quarter compared to $10.3 million expense in last year’s third quarter. Each month of the quarter saw increasing shredded ferrous prices including a startling $123 per short ton spike in April. International demand underpinned by the weak dollar established the market tone. Spurred by these increases, ferrous operations accounted for three-fourths of the segment’s profitability. The average ferrous scrap sales price for the third quarter compare to last year’s third quarter increased $144 per short ton to $398 per short ton, while shipments (including the units that formerly were reported under the old Domestic Mills segment) increased 2% to 811 thousand tons. Nonferrous pricing traded upward, but lower than ferrous. Sales of copper scrap averaged $3.04 per pound versus $2.63 per pound in last year’s comparable quarter. Though not as dramatic, aluminum prices rose 5% quarter over quarter. The average nonferrous scrap sales price for the quarter was $3,270 per ton, 6% higher than last year’s comparable quarter. Nonferrous shipments decreased 12% to 78 thousand tons versus last year’s third quarter due to continued weak residential markets and lower manufacturing output. We exported 35% of our nonferrous scrap material during the quarter. Ferrous scrap exports were limited to 45 thousand tons.”
Americas Mills
     McClean said, “Weighed down by a pre-tax LIFO expense of $55.3 million, our Americas Mills segment’s adjusted operating profit of $34.0 million was less than half of last year’s third quarter of $67.0 million, which included a pre-tax LIFO expense of $15.8 million. The LIFO charges are indicative of the higher pricing environment and to a large extent conceal the strength of the domestic market which remains in comparative balance of supply and demand due to lower imports. This strength is reflected in higher sales dollars and tons.
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(CMC Third Quarter Fiscal 2008 — Page 3)
     “Our steel mills adjusted operating profit of $33.3 million was down 48% due to pre-tax LIFO expense of $44.5 million this quarter compared to $11.1 million pre-tax LIFO expense in last year’s third quarter. Metal margins were 3% higher at $319 per ton as weighted average sales prices barely stayed ahead of rapidly increasing ferrous scrap prices. The price of ferrous scrap consumed rose 50% compared to last year. Our average selling price was up $143 per ton to $718 per ton while the average selling price for finished goods was up $148 per ton to $749 per ton. Margins were again affected by a 92% increase in alloys and a 33% increase in energy costs. Combined, these two additional costs accounted for another $15.7 million in costs this quarter compared to the third quarter of last year. Sales volumes increased 10% to 673 thousand tons, an all-time record quarter. Rebar shipments rose 7% and merchant tonnage rose 13%. Included in the sales volumes were 96 thousand tons of billets of which 37 thousand tons were exported. Total export tonnage was 45 thousand tons. The price premium of merchant bar over reinforcing bar varied by region, but averaged $123 per ton. Though service center inventories are at decades’ low levels, they continue to purchase only their sales commitments. On a quarter-to-quarter basis, tonnage melted for the third quarter was up 6% to 634 thousand tons (another all-time record quarter) while tonnage rolled was 564 thousand tons, an increase of 6%. We have invested $47 million of the expected $165 million total cost of our micro mill project in Arizona.”
     McClean continued, “On continued strength from commercial markets with residential markets remaining weak, the copper tube mill recorded an adjusted operating profit of $700 thousand, a 77% decrease over last year on a 7% decrease in sales. Not immune to LIFO charges, it recorded a pre-tax LIFO expense of $10.8 million compared to a $4.7 million expense last year. Pounds shipped fell 20% to 13.3 million pounds including sales of steel pipe, a new product line. The average copper selling price increased 82 cents to $4.71 per pound, and metal spreads rose 66 cents. The cost of copper scrap increased 57 cents to $3.59 per pound. Copper tube production decreased 15% to 12.7 million pounds compared to last year’s third quarter.”
Americas Fabrication & Distribution
     McClean added, “This segment stared down both barrels of the negative effect of rapidly increasing prices — massive LIFO charges and margin compression on fixed price contracts. Adjusted operating loss was $22.3 million compared to $23.3 million income in last year’s third quarter. Pre-tax LIFO expense was $57.0 million compared to $2.9 million last year. The composite average fab selling price (excluding stock and buyouts) increased 7% to $1,065 a ton; however, the overall job mix represented by the backlog at the beginning of the quarter did not have sufficient time yet to rollover to higher prices matching the increase in steel finished goods. When considering operations absent the significant LIFO charge, our structural fab, construction services and post operations actually improved over last year’s third quarter. Rebar fabrication adjusted operating profit fell as higher material costs resulted in compressed margins. There were two notable developments in the quarter — through a favorable court decision, we recovered $8.6 million related to costs incurred on a large structural fabrication job in an operating unit we sold years ago. And in an encouraging turnabout, our domestic steel import and distribution operations rode pipe, tubular goods, and merchant product to excellent sales volumes and profits.”
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(CMC Third Quarter Fiscal 2008 — Page 4)
International Mills
     According to McClean, “This segment’s adjusted operating profit was $30.7 million, an excellent result but 21% behind last year’s all-time record quarter. The second quarter’s increasingly favorable pricing environment carried through this quarter. CMCZ achieved a third quarter adjusted operating profit of $36.3 million compared to $38.8 million last year. Strong markets in the Middle East, North Africa, Russia, and Germany buoyed prices and discouraged imports into Poland. Merchant bar tonnages again showed an improvement in sales tons this quarter compared to last year’s third quarter. For the third quarter, tons melted were 428 thousand, 9% above last year’s 392 thousand and an all-time quarterly record; rolled tons equaled 284 thousand against 302 thousand last year; and shipments totaled 339 thousand tons including 82 thousand tons of billets versus 107 thousand tons last year. Average selling prices increased 3% to PLN 1,708 (including 24% billets) from PLN 1,663 per ton (including 28% billets). The cost of purchased scrap entering production increased 8%. The average metal margin increased by PLN 1,039 from PLN 960. Our mega-shredder processed 113 thousand tons of scrap during the quarter.
     “Our turnaround at CMCS (Croatia) continues, but with encouraging signs. Production and shipments are up; we negotiated a totally voluntary 15% reduction of the workforce. Our adjusted operating loss was $5.6 million. We rolled 22 thousand tons and sold 19 thousand tons during the quarter.”
International Fabrication and Distribution
     “International Fabrication and Distribution set an all-time record for any quarter with adjusted operating profit of $40.3 million, a 86% increase compared to the prior year third quarter of $21.7 million,” said McClean. “Though included in this discussion, our aluminum, copper, and stainless steel semis business is classified as a discontinued operation. Fueled by strong pricing in the Middle East, North Africa, and Central Europe, and with the German economy growing at its fastest rate in a decade, our European operations had strong results. The Australian operations performed well as the domestic economy remains strong and commodity prices remain high. Our raw materials division set yet another quarterly record for sales and operating profit. With China reducing export tonnages, prices in Southeast Asia have risen and profits in inter-Asian trade remain good. Both fab shops (Poland and Germany) were profitable.”
Corporate and Other
     McClean continued, “Our rollout of the global deployment of SAP continued with a successful implementation at CMCZ, the Polish mill. Consistent with previous quarters, the largest change in Corporate and Eliminations between the third quarter of this year and last is the $4.5 million in additional SAP deployment expense quarter to quarter. Included in earnings from discontinued operations is LIFO pre-tax income of $400 thousand compared to $2.0 million of expense in last year’s third quarter. Interest expense increased as a result of our $400 million debt issue in July 2007.”
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(CMC Third Quarter Fiscal 2008 — Page 5)
Financial Condition
     McClean said, “Our financial position remains excellent. At May 31, 2008, our stockholders’ equity was $1.6 billion. At quarter end, our working capital was $1.2 billion and the current ratio was 1.7. Our coverage ratios remain strong, both on domestic borrowings as well as the separate borrowings of CMCZ. Long-term debt as a percentage of total capitalization was 27.6%.”
Outlook for Fourth Quarter
     McClean continued, “Global demand for scrap, raw materials and steel products should remain at robust levels. China’s significant cutback on steel exports in 2008 has impacted supply and global steel prices. There may be further reductions in Chinese steel exports following the earthquake and, in particular, if China imposes additional export taxes on commercial steel products. Global infrastructure and construction should remain extremely strong in regions such as the Middle East and North Africa. As a result, steel prices, in particular rebar, are likely to remain at record levels. Steel inventory levels in most international markets are low which should further support rising steel prices.
     “In the U.S., nonresidential construction should remain steady. U.S. ferrous scrap prices, in particular obsolete grades, may increase due to the growing price differential with prime grades as well as higher international scrap prices. Regardless of ferrous scrap price increases, rebar prices in the U.S. are likely to trend higher due to both the significant reduction in rebar imports as well as much higher international rebar prices. U.S. mills are likely to continue to export steel products while international steel prices remain significantly higher. Our global mixture of businesses should benefit from the strength in international markets impacting raw materials, scrap and steel products.”
     McClean added, “In summary, similar to our third quarter fiscal 2008, four of our five segments should perform very strongly. Our fifth segment, Americas Fabrication and Distribution, is likely to suffer further margin compression due to increasing steel prices.”
(more)

(CMC Third Quarter Fiscal 2008 — Page 6)
Conference Call
     CMC invites you to listen to a live broadcast of its third quarter 2008 conference call today, Wednesday, June 18, 2008, at 11:00 a.m. ET. The call will be hosted by Stan Rabin, Chairman; Murray McClean, President and CEO; and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
     The opening caption, paragraph six, the General Conditions and the Outlook sections of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, interest rates, inventory levels and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Third Quarter Fiscal 2008 — Page 7)

	Three months ended		Nine months Ended
(Short Tons in Thousands)	5/31/08	5/31/07	5/31/08	5/31/07
Domestic Steel Mill Rebar Shipments	300	282	851	752
Domestic Steel Mill Structural and Other Shipments	373	331	1,046	950
CMCZ Shipments	339	376	1,010	1,057

Total Mill Tons Shipped	1,012	989	2,907	2,759

Average FOB Mill Domestic Selling Price (Total Sales)	$718	$575	$643	$558
Average Cost Domestic Mill Ferrous Scrap Utilized	$399	$267	$316	$231
Domestic Mill Metal Margin	$319	$308	$327	$327
Average Domestic Mill Ferrous Scrap Purchase Price	$382	$239	$301	$209
Average FOB Mill CMCZ Selling Price (Total Sales)	$771	$582	$644	$530
Average Cost CMCZ Ferrous Scrap Utilized	$467	$336	$374	$294
CMCZ Mill Metal Margin	$304	$246	$270	$236
Average CMCZ Ferrous Scrap Purchase Price	$395	$297	$334	$262

Fab Plant Rebar Shipments	278	244	766	775
Fab Plant Structural, Post, Joist and Deck Shipments	174	151	490	390

Total Fabrication Tons Shipped	452	395	1,256	1,165

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,065	$998	$1,035	$945

Domestic Scrap Metal Tons Processed and Shipped	900	887	2,520	2,418
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Nine months ended
	5/31/08	5/31/07	5/31/08	5/31/07
Net Sales
Americas Recycling	$628,617	$520,683	$1,532,012	$1,330,736
Americas Mills	519,552	434,166	1,390,152	1,131,804
Americas Fab and Distribution	751,869	650,471	2,030,059	1,865,170
International Mills	341,474	229,163	755,538	586,533
International Fab and Distribution	1,090,397	714,777	2,600,322	1,987,705
Corporate	4,625	4,515	4,541	11,336
Eliminations and Discontinued Operations	(425,804)	(309,734)	(1,031,722)	(868,210)

Total Net Sales	$2,910,730	$2,244,041	$7,280,902	$6,045,074

Adjusted Operating Profit (Loss):
Americas Recycling	$50,371	$30,896	$92,882	$79,279
Americas Mills	34,044	66,968	158,520	195,366
Americas Fab and Distribution	(22,291)	23,338	507	63,893
International Mills	30,656	38,791	39,730	90,663
International Fab and Distribution	40,342	21,744	88,609	49,416
Corporate and Eliminations	(26,108)	(25,305)	(74,612)	(54,660)
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(CMC Third Quarter Fiscal 2008 — Page 8)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Earnings (Unaudited)
(in thousands except share data)

	Three months ended		Nine months ended
	5/31/08	5/31/07	5/31/08	5/31/07
Net Sales	$2,910,730	$2,244,041	$7,280,902	$6,045,074

Costs and Expenses:
Cost of goods sold	2,617,232	1,930,831	6,489,009	5,192,250
Selling, general and administrative expenses	190,882	158,635	498,292	427,424
Interest expense	15,827	9,399	42,285	26,003

	2,823,941	2,098,865	7,029,586	5,645,677
Earnings from Continuing Operations Before Income Taxes and Minority Interests	86,789	145,176	251,316	399,397
Income Taxes	27,980	45,433	84,260	135,498

Earnings from Continuing Operations Before Minority Interests	58,809	99,743	167,056	263,899
Minority Interests	(277)	(387)	(540)	(9,663)

Net Earnings from Continuing Operations	58,532	99,356	166,516	254,236

Earnings (Loss) from Discontinued Operations Before Taxes	1,501	166	3,722	(5,953)
Income Taxes (Benefit)	549	81	1,815	(2,429)

Net Earnings (Loss) from Discontinued Operations	952	85	1,907	(3,524)

Net Earnings	$59,484	$99,441	$168,423	$250,712

Basic earnings per share
Earnings from Continuing Operations	$0.51	$0.84	$1.44	$2.16
Earnings (Loss) from Discontinued Operations	$0.01	$0.00	$0.02	$(0.03)

Net Earnings	$0.52	$0.84	$1.46	$2.13

Diluted earnings per share
Earnings from Continuing Operations	$0.50	$0.82	$1.41	$2.09
Earnings (Loss) from Discontinued Operations	$0.01	$0.00	$0.02	$(0.03)

Net earnings	$0.51	$0.82	$1.43	$2.06

Cash dividends per share	$0.12	$0.09	$0.33	$0.24

Average basic shares outstanding	113,607,049	118,623,424	115,438,369	117,773,618
Average diluted shares outstanding	116,090,369	121,956,284	118,163,737	121,600,343
(more)

(CMC Third Quarter Fiscal 2008 — Page 9)
COMMERCIAL METALS COMPANY
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	May 31,	August 31,
	2008	2007
Assets:
Current Assets:
Cash and cash equivalents	$68,578	$419,275
Accounts receivable, net	1,389,380	1,082,713
Inventories	1,189,381	874,104
Other	167,278	82,760

Total Current Assets	2,814,617	2,458,852

Net Property, Plant and Equipment	1,008,626	767,353

Goodwill	41,718	37,843

Other Assets	253,715	208,615

	$4,118,676	$3,472,663

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$739,254	$484,650
Accounts payable — documentary letters of credit	212,056	153,431
Accrued expenses and other payables	538,168	425,410
Deferred income taxes	4,541	4,372
Commercial paper	33,000	—
Notes payable	32,233	—
Current maturities of long-term debt	104,855	4,726

Total Current Liabilities	1,664,107	1,072,589

Deferred Income Taxes	37,448	31,977
Other Long-Term Liabilities	128,745	109,813
Long-Term Debt	641,872	706,817

Total Liabilities	2,472,172	1,921,196

Minority Interests	3,839	2,900

Stockholders’ Equity	1,642,665	1,548,567

	$4,118,676	$3,472,663

(more)

(CMC Third Quarter Fiscal 2008 — Page 10)
COMMERCIAL METALS COMPANY
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended
	5/31/08	5/31/07
Cash Flows From (Used by) Operating Activities:
Net earnings	$168,423	$250,712
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	96,594	75,859
Minority interests	540	9,663
Provision for losses on receivables	4,246	639
Share-based compensation	14,802	7,381
Net loss on sale of assets and other	372	169
Asset impairment	530	1,390

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(308,168)	(59,683)
Accounts receivable sold	47,746	61,711
Inventories	(238,663)	(149,093)
Other assets	(109,523)	(81,977)
Accounts payable, accrued expenses, other payables and income taxes	272,022	(17,859)
Deferred income taxes	(13,161)	(5,179)
Other long-term liabilities	10,671	28,629

Net Cash Flows From (Used By) Operating Activities	(53,569)	122,362

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(227,241)	(121,774)
Purchase of minority interest in CMC Zawiercie	(169)	(60,049)
Sales of property, plant and equipment	1,460	1,264
Acquisitions, net of cash acquired	(30,646)	(157,994)

Net Cash Used By Investing Activities	(256,596)	(338,553)

Cash Flows From (Used by) Financing Activities:
Increase in documentary letters of credit	58,625	14,716
Short-term borrowings, net change	34,563	132,787
Proceeds from issuance of long term debt	35,138	—
Payments on long-term debt	(1,704)	(19,025)
Stock issued under incentive and purchase plans	12,569	13,801
Treasury stock acquired	(151,530)	(17,744)
Dividends paid	(38,322)	(28,481)
Tax benefits from stock plans	6,674	11,657

Net Cash Flows From (Used By) Financing Activities	(43,987)	107,711
Effect of Exchange Rate Changes on Cash	3,455	886

Increase (Decrease) in Cash and Cash Equivalents	(350,697)	(107,594)
Cash and Cash Equivalents at Beginning of Year	419,275	180,719

Cash and Cash Equivalents at End of Period	$68,578	$73,125

(more)

(CMC Third Quarter Fiscal 2008 — Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Nine Months
	Ended	Ended
	5/31/08	5/31/08
Net earnings	$59,484	$168,423
Interest expense	15,910	42,278
Income taxes	28,529	86,075
Depreciation and amortization	32,721	96,594

EBITDA	$136,644	$393,370

EBITDA to interest coverage
for the quarter ended May 31, 2008:	for the nine months ended May 31, 2008:
$136,644 / 15,910 = 8.6	$393,370 / 42,278 = 9.3
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at May 31, 2008 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,642,665
Long-term debt	641,872
Deferred income taxes	41,989

Total capitalization	$2,326,526
Other Financial Information
Long-term debt to cap ratio as of May 31, 2008:
Debt divided by capitalization
     $641,872 / 2,326,526 = 27.6%
Total debt to cap plus short-term debt ratio as of May 31, 2008:
     (104,855 + 641,872) / (2,326,526 + 104,855) = 30.7%
Current ratio as of May 31, 2008:
Current assets divided by current liabilities
     $2,814,617 / 1,664,107 = 1.7
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2008-15